Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Nisun International Enterprise Development Group Co., Ltd. of our report dated August 8, 2023, with respect to our audits of the consolidated financial statements of Nisun International Enterprise Development Group Co., Ltd. and Subsidiaries for the years ended December 31, 2022, 2021, and 2020, and the effectiveness of internal control over financial reporting for the year ended December 31, 2021, included in this Registration Statement on Form S-8.

/s/ Wei, Wei & Co., LLP

Flushing, New York

August 30, 2024